Exhibit 99.1

Safety Shot President Jordan Schur Invests $1 Million in the Company Through his Family Fund, Core 4 Capital Corp.

This Private Placement Investment Comes in Addition to a $5 Million Investment from Core 4 Capital Corp Which Closed in April

JUPITER, FL, June 28, 2024 — Safety Shot, Inc. (Nasdaq: SHOT) (the “Company) is pleased to announce that Safety Shot President Jordan Schur has invested in a $1 million private placement in the Company through his family investment group, Core 4 Capital Corp. The investment is in addition to the $5 million private placement from the investment group that closed in April of 2024 upon Schur’s appointment as President of the Company.

Safety Shot raised gross proceeds of $1 million from the issuance of 943,396 shares at a price of $1.06 per share, the closing price of the Company’s common stock with no discount. No warrants were attached in the terms of the Offering. Safety Shot paid no commissions in connection with the financing and incurred minimal expenses. This is compared to most offerings that result in less than 90% of the proceeds actually going to the Company.

“I’ve seen promise in this company from the very beginning and I’m excited about the progress that I’ve seen over the last four months,” said Schur. “Safety Shot’s growth trajectory is a testament to the innovation of our product and the demand for this type of solution in the market and I can’t see a better use of my family’s funds than to help the continued advancement of the Company in these early stages.”

About Safety Shot, Inc

Safety Shot, Inc., a wellness and dietary supplement company, has developed Safety Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy and overall mood. Safety Shot is available for purchase online at DrinkSafetyShot.com and Amazon. The Company is introducing business-to-business sales of Safety Shot to distributors, retailers, restaurants, and bars throughout 2024.

Media and Investor Contact:

Autumn Communications

Jessica Weinberger

Phone: 916-677-7495

Email: shot@autumncommunications.com

Medon Michaelides

Investor Relations

Phone: 561-244-7100

Email: investors@drinksafetyshot.com